Exhibit 10.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

PUGET ENERGY, INC.

and

THE PURCHASERS NAMED HEREIN

Dated as of October 25, 2007

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 25, 2007 (this “Agreement”), is entered into by and among Puget Energy, Inc., a Washington corporation (the “Company”), and the purchasers listed on Schedule 1 hereto (the “Purchasers”).

RECITALS

WHEREAS, the Company wishes to sell 12,500,000 (twelve million, five hundred thousand) shares of its common stock, par value $0.01 per share (the “Company Common Stock”), together with the associated preferred share purchase rights (the “Rights”) (the number of such shares of Company Common Stock together with the associated Rights, the “Shares”), to the Purchasers, and the Purchasers wish to purchase the Shares.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“2007 WUTC Rate Case” means the filing of the proceeding at the WUTC expected to be initiated by Puget Sound Energy, Inc. in December 2007 to increase or otherwise change rates, charges or revenue requirements for transmission, distribution or generation services.

“Affiliate”, with respect to any Person, shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date hereof.

“Agreement” has the meaning specified in the Introduction.

“BCH” has the meaning specified in Section 4.23 of Exhibit B.

“Blackout Notice” has the meaning specified in Section 2(c) of Exhibit A.

“Blackout Period” has the meaning specified in Section 2(c) of Exhibit A.

“Business Day” means a day (not being a Saturday or Sunday or a public holiday in Australia, Canada or the United States of America) on which banks are open for general business in New York City.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” has the meaning specified in Section 4.9 of Exhibit B.

“Company” has the meaning specified in the Introduction.

“Company Common Stock” has the meaning specified in the Recitals.

“Company Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Company to the Purchasers simultaneously with the execution and delivery of this Agreement.

“Company Financial Statements” has the meaning specified in Section 4.5 of Exhibit B.

“Company Hedging Guidelines” has the meaning specified in Section 4.20(a) of Exhibit B.

“Company Material Adverse Effect” means any event, change or occurrence or development of a set of circumstances or facts, which, individually or together with any other event, change, occurrence or development, has or would have a material adverse effect on (x) the business, assets, liabilities, properties, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement; provided, however, that the term "Company Material Adverse Effect" shall not include (i) any such effect resulting from any change, including any change in law, rule, or regulation of any Governmental Authority, that applies generally to similarly situated Persons, (ii) any such effect relating to or resulting from general changes in the electric or natural gas utility industry, other than such effects having a disproportionate impact on the Company as compared to similarly situated Persons, (iii) any such effect relating to or resulting from the 2007 WUTC Rate Case before the WUTC, (iv) any such effect relating to or resulting from changes to accounting standards, principles or interpretations, (v) any such effect resulting from the announcement of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby (except to the extent that the Company has made an express representation with respect to the effect of such consummation on the Company), including any such change resulting therefrom in the market value of the Company Common Stock or the Company's credit rating, or from any action, suit or proceeding relating to the Merger Agreement or the transactions contemplated thereby, including any such action, suit or proceeding alleging a breach of fiduciary duty in connection with the execution, delivery, approval or consummation of the transactions contemplated by the Merger Agreement, (vi) any such effect resulting from the replacement of the Designated Credit Agreements as contemplated by Section 7.17 of the Merger Agreement, or (vii) any such effect resulting from any action taken by any of the parties outside the ordinary course of its business that is required to be taken in order to comply with any provision of the Merger Agreement, including, to the extent applicable, Section 6.1 thereof.

“Company Net Position” has the meaning specified in Section 4.20(a) of Exhibit B.

“Company Parties” has the meaning specified in Section 10.2.

“Company Plans” has the meaning specified in Section 4.10(a) of Exhibit B.

“Company Preferred Stock” has the meaning specified in Section 4.3 of Exhibit B.

“Company Reports” has the meaning specified in Section 4.5 of Exhibit B.

“Company SEC Reports” has the meaning specified in Section 4.5 of Exhibit B.

 “Company Series R Preferred Stock” has the meaning specified in Section 4.3 of Exhibit B.

“Company Stock Issuance Approvals” has the meaning specified in Section 3.4(c).

“Company Subsidiary” means a Subsidiary of the Company.

“Contracts” has the meaning specified in Section 4.14 of Exhibit B.

 “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, trustee, “Responsible Entity,” nominee, manager or adviser or otherwise.

“Demand Notice” has the meaning specified in Section 2(b) of Exhibit A.

“Department of Justice” means the United States Department of Justice.

“Designated Credit Agreements” means the Company's credit agreements set forth on Section 1.1(a) of the Company Disclosure Letter.

“Easement” has the meaning specified in Section 4.6(c) of Exhibit B.

“Easement Real Property” has the meaning specified in Section 4.6(a) of Exhibit B.

“Environmental Claim” has the meaning specified in Section 4.13(g)(i) of Exhibit B.

“Environmental Laws” has the meaning specified in Section 4.13(g)(ii) of Exhibit B.

“Environmental Permits” has the meaning specified in Section 4.13(b) of Exhibit B.

“ERISA” has the meaning specified in Section 4.10(a) of Exhibit B.

“ERISA Affiliate” has the meaning specified in Section 4.10(a) of Exhibit B.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FERC” has the meaning specified in Section 4.23 of Exhibit B.

“FPA” has the meaning specified in Section 4.5 of Exhibit B.

“FTC” means the United States Federal Trade Commission.

“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any body corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purpose.

“GAAP” has the meaning specified in Section 4.5 of Exhibit B.

“Governmental Authority” means any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body), authority or other legislative, executive or judicial entity.

“Hazardous Materials” has the meaning specified in Section 4.13(g)(iii) of Exhibit B.

“HEDC” has the meaning specified in Section 4.23 of Exhibit B.

“Hedging Contract” has the meaning specified in Section 4.14(b)(vii) of Exhibit B.

“Holder” has the meaning specified in Section 10 of Exhibit A.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning specified in Section 10.3.

“Intellectual Property” has the meaning specified in Section 4.15(a) of Exhibit B.

“Knowledge” means when referring to the knowledge of the Company or any Company Subsidiary the actual knowledge of the Company officers listed on Section 1.1(b) of the Company Disclosure Letter as would have been acquired in the prudent exercise of their duties.

“Leased Real Property” has the meaning specified in Section 4.6(a) of Exhibit B.

“Lien” has the meaning specified in Section 4.2(a) of Exhibit B.

“Losses” has the meaning specified in Section 7(a) of Exhibit A.

“Material Contract” has the meaning specified in Section 4.14 of Exhibit B.

“MBL” means Macquarie Bank Limited and its Affiliates.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Padua Intermediate, Merger Sub and the Company.

“Merger Sub” means Padua Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Padua Intermediate.

 “Options” has the meaning specified in Section 4.10(m) of Exhibit B.

“Owned Real Property” has the meaning specified in Section 4.6(a) of Exhibit B.

“Padua Intermediate” means Padua Intermediate Holdings Inc., a Washington corporation and a wholly owned subsidiary of the Parent.

“Parent” means Padua Holdings LLC, a Delaware limited liability corporation.

“PBGC” has the meaning specified in Section 4.10(b) of Exhibit B.

“Permitted Real Property Lien” has the meaning specified in Section 4.6(a) of Exhibit B.

“Per Share Price” has the meaning specified in Section 2.1.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

“Puget Sound Energy” means Puget Sound Energy, Inc., a Washington corporation and a wholly owned subsidiary of the Company.

 “PUHCA” has the meaning specified in Section 4.5 of Exhibit B.

“PUHCA 2005” has the meaning specified in Section 4.23 of Exhibit B.

 “Purchaser Parties” has the meaning specified in Section 10.1.

“Purchaser Required Statutory Approvals” has the meaning specified in Section 4.2(c).

“Purchasers” has the meaning specified in the Introduction.

“Purchaser’s Trust” has the meaning specified in Section 4.8.

“Real Property” has the meaning specified in Section 4.6(a) of Exhibit B.

“Real Property Lease” has the meaning specified in Section 4.6(c) of Exhibit B.

“Registrable Shares” means the Shares that are not Transferable Shares, and any Company Common Stock or other securities of the Company or any successor entity which may be issued or distributed in respect of the Registrable Shares by way of stock dividend or stock split or other distribution, recapitalization, merger, conversion or reclassification.

“Registration Rights” has the meaning specified in Section 2.2.

“Related Fund” means, with respect to any Fund, any other Person or Fund or subsidiary of a Fund which is advised by, or the business, operations or assets of which are managed (whether solely or jointly with others) from time to time by or whose parent is managed by, the manager or adviser of the Fund (or a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that manager or adviser); provided, however, (X) the term “adviser” shall mean an entity which provides a Person with advice in relation to the management of investments of that Person; (Y) the term “manager” with respect to any Fund shall mean any general partner, trustee, responsible entity, nominee, manager, adviser or other entity performing a similar function with respect to such Fund; and (Z) no Person which is or holds shares for a complying superannuation fund for the purposes of the Australian Superannuation Industry (Supervision) Act 1996 shall deemed to be an affiliate of any Person which is or holds shares for any other such Fund by reason of this definition.

“Release” has the meaning specified in Section 4.13(g)(iv) of Exhibit B.

“Rights” has the meaning specified in the Recitals.

“Rights Agreement” has the meaning specified in Section 4.12 of Exhibit B.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning specified in Section 3 of Exhibit A.

“Shares” has the meaning specified in the Recitals.

“Shelf Registration Statement” has the meaning specified in Section 2(a) of Exhibit A.

“SOX” has the meaning specified in Section 4.5 of Exhibit B.

“Standstill Period” means, with respect to any Purchaser, the period commencing on the date hereof and ending eighteen months after the date of the termination of the Merger Agreement.

“Subsidiary” of a Person means any other Person of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity or fifty percent (50%) or more of the equity interests in such corporation or entity shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

 “Tax Return” has the meaning specified in Section 4.9 of Exhibit B.

“Taxes” has the meaning specified in Section 4.9 of Exhibit B.

 “Title IV Company Plan” has the meaning specified in Section 4.10(d) of Exhibit B.

“Trade Secrets” has the meaning specified in Section 4.15(a) of Exhibit B.

“Transfer” has the meaning specified in Section 8.1.

“Transferable Shares” means all or a portion of the Shares that are eligible for resale pursuant to paragraph (k) of Rule 144 under the Securities Act (or any similar provision then in force).

“Treasury Regulations” has the meaning specified in Section 4.9 of Exhibit B.

“Violation” has the meaning specified in Section 3.4(b).

“WARN Act” has the meaning specified in Section 4.11(e) of Exhibit B.

“WUTC” means the Washington Utilities and Transportation Commission.

ARTICLE II.

PURCHASE AND SALE OF THE SECURITIES

Section 2.1.  Issuance and Sale of Securities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to issue, sell and deliver to each Purchaser, and each Purchaser severally agrees to purchase from the Company, the number of Shares set forth opposite each Purchaser’s name on Schedule 1 for a purchase price of $23.67 per Share (the “Per Share Price”).

Section 2.2.  Registration Rights.  The Purchasers shall have the rights to registration under the Securities Act of the Registrable Shares, on the terms and subject to the conditions set forth in Exhibit A (the “Registration Rights”); provided, however, that such Registration Rights may not be exercised prior to the termination of the lock-up period contemplated by Section 8.1.

Section 2.3.  Closing and Delivery.

(a)  The consummation of the purchase and sale of the Shares hereunder (the “Closing”) shall take place on the fourth Business Day immediately following the date on which the last of the conditions set forth in Articles VI and VII hereof is fulfilled or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m., local time, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, or such other date, time and place as the Company and the Purchasers shall mutually agree in writing (the date of the Closing being the “Closing Date”).

(b)  At the Closing, the Company shall deliver to each Purchaser one or more certificates, in such denominations and registered in such Purchaser’s name as set forth on Schedule 1, representing the number of Shares which such Purchaser is purchasing from the Company, against delivery to the Company of a wire transfer of immediately available funds in US dollars to the order of the Company in the aggregate amount equal to the Per Share Price times the relevant number of Shares to be purchased by such Purchaser in accordance with Section 2.1, and the Company shall register the Purchasers as the holders of the Shares in the register of holders of the Company Common Stock.

Section 2.4.  Restrictive Legend.  The certificates evidencing the Shares shall bear the following legend until such time as (i) such Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) such Shares are eligible for resale in reliance on paragraph (k) of Rule 144 under the Securities Act, or (iii) the Purchaser or any transferee thereof delivers an opinion of counsel reasonably acceptable to the Company to the effect that such legend is no longer required under the Securities Act:

THESE SECURITIES WERE SOLD IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THESE  SECURITIES ARE SUBJECT TO THE PROVISIONS OF THE STOCK PURCHASE AGREEMENT, DATED AS OF OCTOBER 25, 2007, BY AND AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser that except as set forth in (a) the Company Disclosure Letter, with specific reference to the particular Section or Subsection of this Agreement (or an exhibit hereto) to which the information set forth in such letter relates (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent), or (b) for purposes of Exhibit B and Section 3.4, the Company SEC Reports filed by the Company with, or furnished by the Company to, the SEC at any time on or after December 31, 2005 through the date hereof and publicly available on the website of the SEC through the Electronic Data Gathering, Analysis and Retrieval System prior to the date hereof, other than information in the "Risk Factors" or "Forward-Looking Statements" sections of such Company SEC Reports, and any other similar disclosures included in such Company SEC Reports that are predictive, cautionary or forward-looking in nature; provided, however, that nothing in the Company SEC Reports shall be deemed to qualify, or be deemed to have been disclosed for the purposes of, Exhibit B, Section 4.3:

Section 3.1.  Shares.  The Shares to be issued, sold and delivered pursuant to this Agreement have been duly authorized by all requisite action of the Company and, when issued, will be validly issued and outstanding, fully paid and nonassessable, and will not be subject to any preemptive rights of the holders of any other class or series of the capital stock of the Company.  Upon the issuance of the Shares, the Shares will be free and clear of all transfer restrictions and Liens of any nature whatsoever, with the exception of any restrictions on transferability set forth herein or under the Securities Act or any securities laws of any jurisdiction.

Section 3.2.  WKSI Status.  The Company is a “well-known seasoned issuer” and is not an “ineligible issuer” (as such terms are defined in Rule 405 under the Securities Act).

Section 3.3.  Investment Company.  The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, will not be an “investment company” or a company “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.4.  Authority; Non-Contravention; Approvals; Compliance.

(a)  Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable Company Stock Issuance Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Non-Contravention.  Except as set forth in Section 3.4(b)(i) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, violate or result in a material breach of any provision of, constitute a material default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material Lien upon any of the properties or assets of the Company or any of the Company Subsidiaries (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation is referred to herein as a “Violation” with respect to the Company and such term when used in Article V has a correlative meaning with respect to the Purchasers) pursuant to any provisions of (i) any debt instruments relating to outstanding indebtedness for borrowed money in amounts in excess of $25 million, the articles of incorporation, by-laws or similar governing documents of the Company or any of the Company Subsidiaries, (ii) the preferred stock and preference stock of the Company and Puget Sound Energy, (iii) subject to obtaining the Company Stock Issuance Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (iv) subject to obtaining the third-party consents set forth in Section 3.4(b)(ii) of the Company Disclosure Letter, any Material Contract or material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of the Company Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clauses (iii) or (iv) for any such Violation which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(c)  Statutory Approvals.  Except as described in Section 3.4(c) of the Company Disclosure Letter (the “Company Stock Issuance Approvals”), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect (it being understood that references in this Agreement to “obtaining” such Company Stock Issuance Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

(d)  Compliance.  Neither the Company nor any of the Company Subsidiaries is in violation of, is, to the knowledge of the Company, under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, award, rule, regulation, ordinance or judgment of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  The Company and the Company Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except those that the absence of which, individually and in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would reasonably be expected to result in a default by the Company or any Company Subsidiary under (i) their respective articles of incorporation or by-laws or similar governing documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or any Company Subsidiary is bound or to which any of their respective property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(e)  Board Approval.  The Board of Directors of the Company has taken all action so that the Parent and the Purchasers will not be prohibited from entering into or consummating a "significant business transaction" with the Company (as such term is used in Section 23B.19.010 et seq. of the Washington Business Corporation Act) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, and has taken all other necessary action such that the consummation of the transactions contemplated by this Agreement shall not be otherwise restricted or delayed pursuant to Chapter 23B.19 of the Washington Business Corporation Act.

Section 3.5.  Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to the knowledge Company, threatened against the Company that questions the validity or legality of this Agreement or any action required to be taken by the Company in connection with the consummation of the transactions contemplated hereby or which individually or in the aggregate with any other suits, claims, actions, proceedings or investigations would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.6.  Brokers and Finders.  The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm.  The Company has made available to the Purchasers disclosure regarding the amount of any such fee.

Section 3.7.  Additional Representations.  In addition to the representations and warranties of the Company set forth in Sections 3.1 through 3.6 of this Article III, the Company makes the representations and warranties set forth in Exhibit B to each Purchaser.

Section 3.8.  No Other Representations of the Company.  Except for the representations and warranties contained in this Article III and Exhibit B, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, regarding the Company or any Company Subsidiary.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally represents and warrants to the Company as follows:

Section 4.1.  Organization and Qualification.  It is a corporation or other entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be.

Section 4.2.  Authority; Non-Contravention; Approvals; Compliance.

(a)  Authority.  It has all requisite corporate or limited liability company power and authority to enter into this Agreement and, subject to the receipt of the applicable Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of such Purchaser.  This Agreement has been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery hereof by the other signatories hereto, constitutes the valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Non-Contravention.  The execution and delivery of this Agreement by it does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, certificate of formation, by-laws, limited liability company operating agreement or similar governing documents, as applicable, of such Purchaser and (ii) subject to obtaining the Purchaser Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to such Purchaser or any of its properties or assets except in the case of clause (ii) for any such Violation which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(c)  Statutory Approvals.  Except as set forth on Schedule 4.2(c) hereto (the “Purchaser Required Statutory Approvals”), no declaration, report, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Purchaser, or the consummation by such Purchaser of the transactions contemplated hereby, except those that the failure of which to obtain, individually or in the aggregate (it being understood that references in this Agreement to “obtaining” such Purchaser Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law), would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)  Compliance.  Except as set forth in Schedule 4.2(d) hereto, such Purchaser is not in violation of, is not, to such Purchaser’s knowledge, under investigation with respect to any violation of, and has not been given notice of or been charged with any violation of, any law, statute, order, award, rule, regulation, ordinance or judgment of any Governmental Authority, except for any such violations which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.  Except as set forth in Schedule 4.2(d) hereto, such Purchaser is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would reasonably be expected to result in a default by such Purchaser under (i) its certificate of incorporation, certificate of formation, by-laws, limited liability company agreement or similar governing documents, as applicable, or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which it is bound or to which any of its property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.3.  Litigation.  There is no suit, claim, action, proceeding or investigation pending or, to its knowledge, threatened against it that questions the validity or legality of this Agreement or any action required to be taken by it in connection with the consummation of the transactions contemplated hereby or which individually or in the aggregate with any other suits, claims, actions, proceedings or investigations would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 4.4.  No Vote Required.  No vote of the holders of any class or series of the capital stock of such Purchaser is necessary to approve this Agreement or the transactions contemplated hereby.

Section 4.5.  Ownership of Company Stock.  As of the date hereof, neither such Purchaser nor any of its Affiliates (excluding for the purposes of this Section 4.5 officers and directors of the Purchasers) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares of capital stock of the Company.  With respect to MBL, this representation shall be limited to the knowledge of the Corporate Finance Division of Macquarie Securities (USA) Inc.

Section 4.6.  Purchase for Investment.  It acknowledges that the Shares have not been registered under the Securities Act or under any state securities laws.  It (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any Person, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iv) is an accredited investor (as that term is defined in Rule 501 promulgated under the Securities Act).

Section 4.7.  Approvals.  As of the date hereof, none of such Purchaser’s officers (or persons holding a similar position) know of any facts or circumstances relating to such Purchaser or its Affiliates that are reasonably likely to prevent or materially delay the receipt of the Purchaser Required Statutory Approvals.

Section 4.8.  Trustee Power.  To the extent a Purchaser has entered into this Agreement in its capacity as a trustee or responsible entity for another entity (such other entity, the “Purchaser’s Trust”), such Purchaser (a) has full rights to indemnification or reimbursement from assets of such Purchaser’s Trust in connection with the performance of all of its obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Purchaser hereunder, (b) no approval or consent by any Governmental Authority, third party or any other entity is necessary in order for such Purchaser to exercise its rights to indemnification or reimbursement from the assets of such Purchaser’s Trust in connection with the performance of its obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Purchaser hereunder, and such Purchaser has not, and shall not, take or omit to take any action that would eliminate or limit such rights to indemnification or reimbursement, and (c) such Purchaser’s Trust has sufficient assets from which to satisfy all of such Purchaser’s obligations under this Agreement, including the payment or contribution of all funds required to be paid or contributed by such Purchaser hereunder.

Section 4.9.  No Other Representations of the Purchasers.  Except for the representations and warranties contained in this Article IV, neither such Purchaser nor any other Person acting on its behalf makes any representation or warranty, express or implied, regarding such Purchaser.

ARTICLE V.

COVENANTS

Section 5.1.  Registration Rights.  The Company and each of the Purchasers shall comply with the provisions contained in Exhibit A regarding the Registration Rights.

Section 5.2.  Reservation of Company Stock.  The Company shall reserve and keep available out of its authorized but unissued shares of Company Common Stock the Shares to be purchased and sold at the Closing.

Section 5.3.  Listing of Shares.  The Company shall cause the Shares to be listed on the New York Stock Exchange prior to the Closing Date.

Section 5.4.  Regulatory Matters.

(a)  HSR Filings.  Each party hereto shall, as soon as reasonably practicable after the date hereof, file or cause to be filed with the FTC and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder, to the extent such act, rules or regulations require the filing of such notification with respect to such party and the transactions contemplated hereby.  Such parties will use their reasonable best efforts to respond on a timely basis to any requests for additional information made by either of such agencies.

(b)  Other Regulatory Approvals.  Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Stock Issuance Approvals and the Parent Required Statutory Approvals.  Each party hereto shall cooperate and use all commercially reasonable efforts to obtain as promptly as reasonably practicable all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Company Stock Issuance Approvals and the Parent Required Statutory Approvals.  Each party shall have the right to review a reasonable time in advance and to provide comments on any such filing.

(c)  Actions by Affiliates.  Notwithstanding any other provision of this Agreement, no Purchaser shall be required to, or to cause any portfolio company, investment fund or other Affiliate of any shareholder of such Purchaser or any director, officer, employee, general partner, limited partner, member or manager of any shareholder of such Purchaser to, take any action, undertake any divestiture or restrict its conduct other than, in accordance with the provisions of this Agreement, to provide responsive information reasonably required to make any submission or application to a Governmental Authority and to otherwise cooperate in connection with any such submission or application as is necessary and customary under the circumstances.

Section 5.5.  Voting.  Prior to the termination of the Merger Agreement, each Purchaser agrees that it shall vote all shares of Company Common Stock beneficially owned by it with respect to any matter to be voted on by the holders of the Company Common Stock either (i) pro rata in proportion to the votes cast by the holders of shares of Company Common Stock other than the Shares, or (ii) as recommended by the board of directors of the Company, if the board of directors has made a recommendation with respect to such matter, so long as such shares of Company Common Stock may be lawfully voted as so provided.

Section 5.6.  WKSI Status.  The Company shall use its reasonable best efforts to maintain its status as a “well-known seasoned issuer,” and shall not become an “ineligible issuer” (as such terms are defined in Rule 405 under the Securities Act).

Section 5.7.  Use of Proceeds.  The Company shall use the net proceeds from the sale of the Shares to invest in Puget Sound Energy for capital expenditures, debt redemption and working capital.

Section 5.8.  Expenses.  The Company and the Purchasers shall each bear its own expenses and legal fees with respect to this Agreement and the transactions contemplated hereby.

Section 5.9.  Confidentiality.  Notwithstanding any other agreements between the Purchasers and any of their Affiliates, on the one hand, and the Company, on the other hand, the Purchasers shall not, without the consent of the Company, disclose to any Person non-public or confidential information concerning the business or affairs of the Company and will hold all such information in the strictest confidence; provided, however, that the Purchasers may disclose any such information:

(i)  to any Affiliate of the Purchasers or to the stockholders of the Purchasers or of any such Affiliate; provided, that the disclosure of such information is the subject of and protected by a binding confidentiality agreement or obligation on comparable terms to the provisions of the Nondisclosure Agreement, dated July 20, 2007, entered into by and between the Company and Macquarie Securities (USA) Inc. (the “Confidentiality Agreement”);

(ii)  to credit rating agencies;

(iii)  to the extent such disclosure is required under applicable law, including under securities laws (in particular, those relating to continuous disclosure) or  under the rules and regulations of any national securities exchange (or comparable international securities exchange) or over-the-counter market which are applicable to the Purchaser or its Affiliates;

(iv)  to a proposed permitted transferee of Shares that agrees to be bound by a written confidentiality agreement on comparable terms to the provisions of the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to include a standstill provision unless after giving effect to such transfer, the transferee, its affiliates and the other members of any group of which such transferee is a member, would own 5% or more of the Company Common Stock;

(v)  in any case where a Purchaser is or holds the Shares for the benefit of a private equity, infrastructure or any other investment fund, to the manager of and investors in such fund (including but not limited to limited partners, shareholders and beneficiaries of such fund); provided, that the disclosure of such information is the subject of and protected by a written confidentiality agreement on comparable terms to the provisions of the Confidentiality Agreement; and providedfurther that this provision shall not prohibit such fund from providing its investors with routine reports and other periodic information about the fund’s investments;

(vi)  to representatives of the Purchasers (including but not limited to financial advisors, legal counsel and agents); provided, that the disclosure of such information is protected by an obligation of confidentiality;

(vii)  that has come into the public domain through no fault of the disclosing Purchaser;

(viii)  to a proposed purchaser or transferee of equity interests in the Parent and to representatives (including but not limited to financial advisors, legal counsel and agents) of such proposed purchaser or transferee; provided, that the disclosure of such information is the subject of and protected by a written confidentiality agreement on comparable terms to the provisions of the Confidentiality Agreement, or, in the case of its representatives, is protected by an obligation of confidentiality; and

(ix)  in such other circumstances as may be agreed by the Company in writing from time to time.

Section 5.10.  Public Announcement.  Except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Company and the Purchasers shall consult with each other prior to issuing any press release or otherwise making public announcements with respect to the transactions contemplated by this Agreement.  Each of the Company and the Purchasers agrees that it will, to the extent practicable, provide the other, reasonably in advance of its use, with drafts of any press release or other widely disseminated presentation or other information, in each case relating to the transactions contemplated by this Agreement, and give reasonable consideration to the comments of the other thereon.  In connection with the foregoing, the Company and the Purchasers may share any such drafts with their respective investors and representatives provided that any such investors or representatives are bound by an obligation to maintain the confidentiality of such information sufficient to satisfy the requirements of Regulation FD promulgated under the Securities Act.  Each of the Company and the Purchasers will advise the other in advance of the timing of any such press release, presentation or other information relating to the transactions contemplated by this Agreement and will provide the other with a final copy of the same simultaneously with its public release.

Section 5.11.  Purchasers’ Obligations Several.  The covenants of the Purchasers in this Agreement are several and not joint or joint and several.

ARTICLE VI.

CONDITIONS TO CLOSING OF THE PURCHASERS

Each Purchaser’s obligations to purchase the Shares at the Closing is subject to the satisfaction or waiver by such Purchaser on or prior to the Closing Date of each of the following conditions:

Section 6.1.  Representations and Warranties Correct.  The representations and warranties made by the Company in Article III and Exhibit B hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

Section 6.2.  Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

Section 6.3.  Regulatory Consents.  All notices, reports and other filings required to be made prior to the Closing by the Company or any of its subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing by the Company or any of its subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company shall have been made or obtained and shall be effective on and as of the Closing Date.

Section 6.4.  Authorizations.  All other authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date, other than any failures to obtain such authorizations, approvals or permits that would not reasonably be expected to adversely affect the Company in any material respect and except for such failures as would not prevent or materially hinder or delay the consummation of the purchases contemplated hereby.

Section 6.5.  Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred that is continuing.

Section 6.6.  Opinion of Company’s Counsel.  The Purchasers shall have received from outside counsel to the Company an opinion addressed to the Purchasers, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers, to the effect set forth in Exhibit C.

Section 6.7.  No Injunction.  No temporary restraining order or preliminary or permanent injunction or other order by any court of competent jurisdiction preventing consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and such transactions shall not have been prohibited under any applicable federal or state law or regulation.

Section 6.8.  Merger Agreement.  The Merger Agreement shall be in full force and effect and shall not have been terminated.

Section 6.9.  Compliance Certificate.  The Company shall have delivered to the Purchasers a certificate of the Chief Executive Officer or President of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been satisfied.  Such certificate shall be substantially in the form set forth in Exhibit D.

ARTICLE VII.

CONDITIONS TO CLOSING OF THE COMPANY

The Company’s obligation to sell the Shares at the Closing is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions:

Section 7.1.  Representations.  The representations and warranties made by the Purchasers in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a any material adverse effect on the ability of any Purchaser to consummate the transaction contemplated by this Agreement.

Section 7.2.  Performance.  All covenants, agreements and conditions contained in this Agreement to be performed or complied with by each Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

Section 7.3.  Regulatory Consents.  All notices, reports and other filings required to be made prior to the Closing by the Purchasers or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Closing by the Purchasers or any of their respective subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Purchasers shall have been made or obtained and shall be effective on and as of the Closing Date.

Section 7.4.  Authorizations.  All other authorizations, approvals or permits, if any, of any Governmental Authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing Date, other than any failures to obtain such authorizations, approvals or permits that would not reasonably be expected to adversely affect the Company in any material respect and except for such failures as would not prevent or materially hinder or delay the consummation of the purchases contemplated hereby.

Section 7.5.  No Injunction.  No temporary restraining order or preliminary or permanent injunction or other order by any court of competent jurisdiction preventing consummation of the Merger shall have been issued and be continuing in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

Section 7.6.  Compliance Certificate.  Each Purchaser shall have delivered to the Company a certificate of an executive officer of such Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied.  Such certificate shall be substantially in the form set forth in Exhibit E.

ARTICLE VIII.

TRANSFER RESTRICTIONS

Section 8.1.  Lock-up Period.  Except as permitted by Section 8.2, the Purchasers shall not (i) sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (each, a “Transfer”) or (ii) enter into any swap or other arrangement that transfers to another the economic consequences of ownership of the Shares prior to the earlier of (A) the consummation of the transactions contemplated by the Merger Agreement; or (B) the termination of the Merger Agreement.

Section 8.2.  Permitted Transfers.  The restrictions on transfer in Section 8.1 shall not apply to the following Transfers of Shares (each of which exceptions shall be separate and not reduce the scope or availability of any other exception):

(a)  (i) to the Company, (ii) to any other Purchaser or to any Affiliate or to any Related Fund of any Purchaser, (iii) to any party to the Merger Agreement or (iv) to any equity holder or investor in Parent; provided, in each case (other than a transfer to the Company), that the transferee agrees in writing to the covenants applicable to a Purchaser in Article V, the standstill provisions applicable to a Purchaser in Article IX and the restrictions on further transfers of such securities to the extent provided in this Article VIII; or

(b)  in sales pursuant to Rule 144 under the Securities Act.

Any transfer made pursuant to this Section 8.2 shall comply with all applicable federal and state securities laws and regulations.

ARTICLE IX.

STANDSTILL

Section 9.1.  Standstill.

(a)  During the Standstill Period, except as provided in Section 9.1(b), and except in respect of the transactions contemplated by this Agreement and by the Merger Agreement, each Purchaser that individually or as part of a “group” (as defined in the Exchange Act) holds 2% or more of the outstanding shares of Company Common Stock (collectively, the “Standstill Entity”) agrees that so long as such Standstill Entity holds 2% or more of the outstanding shares of Company Common Stock it will not, directly or indirectly, nor will it authorize or direct any of its officers, employees, agents and other representatives to, in each case, unless specifically consented to by the Board of Directors of the Company:

(i)  form, join, or in any way become a member of a “group” (as defined in the Exchange Act) with any other Person (other than its Affiliates or any other member of the Standstill Entity) with respect to any voting securities of the Company;

(ii)  acquire or agree, offer, seek or propose to acquire, or cause to be acquired, beneficial ownership of, or participate in an acquisition of, any securities or property of the Company or any of its Subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such securities (except pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company that does not increase the percentage ownership of the outstanding shares of Company Common Stock held by such Standstill Entity);

(iii)  seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, dissolution, recapitalization or similar transaction involving the Company;

(iv)  make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or seek to advise or influence any Person with respect to the voting of any securities of the Company;

(v)  nominate any Person as a Director of the Company’s Board of Directors or seek the removal of any Person as a Director of the Company’s Board of Directors, or propose any matter to be voted upon by the shareholders of the Company or seek to call a meeting of the shareholders of the Company, or otherwise seek to control the management or Board of Directors of the Company; or

(vi)  take any action with respect to or publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.

(b)  Nothing contained in Section 9.1(a) shall be deemed in any way to prohibit or limit any transactions in the ordinary course of business and on arm’s length terms between the Company and the Company Subsidiaries, on the one hand, and a Purchaser and its Affiliates, on the other hand, or in any way limit the full voting rights or free transferability of the Shares.

(c)  Notwithstanding anything to the contrary herein, in the case of MBL, the restrictions in this Section 9.1 shall only apply to (i) the Corporate Finance division of MBL, (ii) any other division of MBL that beneficially owns Shares or has received non-public or confidential information regarding the Company or any of its Subsidiaries in connection with the negotiation or performance of this Agreement or the Merger Agreement and (iii) any other Person that is a Related Fund of MBL, in each case that beneficially owns Shares or has received non-public or confidential information regarding the Company or any of its Subsidiaries in connection with the negotiation or performance of this Agreement or the Merger Agreement.

(d)  Notwithstanding anything to the contrary herein, in the case of CPP Investment Board (USRE II) Inc. the restrictions in this Section 9.1 shall only apply to CPP Investment Board (USRE II) Inc., any other Person that is an Affiliate of CPP Investment Board (USRE II) Inc. and any funds or similar vehicles managed by CPP Investment Board (USRE II) Inc. or by an Affiliate of CPP Investment Board (USRE II) Inc., in each case that beneficially owns Shares or has received non-public or confidential information regarding the Company or any of its Subsidiaries in connection with the negotiation or performance of this Agreement or the Merger Agreement.

ARTICLE X.

INDEMNIFICATION

Section 10.1.  Company Indemnification.  The Company covenants and agrees to indemnify and save and hold harmless the Purchasers, together with their respective officers, directors, partners, shareholders, members, employees, trustees, Affiliates, beneficial owners, attorneys and representatives (collectively, the “Purchaser Parties”), from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of accountants and a single counsel selected by holders of a majority of the Shares at such time and their costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Company or a third party claim) incurred by the Purchaser Parties, up to the amount equal to the purchase price paid or to be paid by such Purchaser under this Agreement, arising out of or resulting from:

(a)  any inaccuracy in or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement (including those in Exhibit B) or in any writing delivered pursuant to this Agreement; or

(b)  the failure of the Company to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement; provided, that the indemnity agreement contained in this Section 10.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

Section 10.2.  Investor Indemnification.  Each Purchaser severally covenants and agrees to indemnify and save and hold harmless the Company, together with its officers, directors, shareholders, employees, Affiliates, attorneys and representatives (collectively, the “Company Parties”), from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of accountants and a single counsel and its costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against the Purchaser or a third party claim) incurred by the Company Parties, up to the amount equal to the purchase price paid or to be paid by such Purchaser under this Agreement, arising out of or resulting from:

(a)  any inaccuracy in or breach of any representation, warranty, covenant or agreement made by such Purchaser in this Agreement or in any writing delivered pursuant to this Agreement; or

(b)  the failure of such Purchaser to perform or observe fully any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement; provided, that the indemnity agreement contained in this Section 10.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld).

Section 10.3.  Procedure.  Any Person entitled to be indemnified pursuant to Section 10.1 or 10.2 (each, an “Indemnified Party”) shall notify the relevant Purchaser or the Company, as the case may be, in writing of any action against such Indemnified Party in respect of which the other party is or may be obligated to provide indemnification on account of Section 10.1 or 10.2, promptly after the receipt of notice.  The omission of any Indemnified Party so to notify the other party of any such action shall not relieve such other party from any liability which it may have to such Indemnified Party except to the extent the other party shall have been materially prejudiced by the omission of such Indemnified Party so to notify it.  In case any such action shall be brought by a third party against any Indemnified Party and it shall notify the other party of the commencement thereof, the other party shall be entitled to participate therein and, to the extent that such other party may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from it to such Indemnified Party of its election so to assume the defense thereof, the other party will not be liable to such Indemnified Party under Section 10.1 or 10.2 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof, or for any settlement thereof entered into without the consent of the other party; provided, however, that if (i) the other party shall elect not to assume the defense of such claim or action or (ii) the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the other party and of the Indemnified Party in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Party different from or in addition to those available to the other party, then separate counsel for the Indemnified Party shall be entitled to participate in and conduct the defense, in the case of clauses (i) and (ii)(x), or such different defenses, in the case of clause (ii)(y), and the other party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense.

Section 10.4.  Indemnification Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

Section 10.5.  Limitation on Company Indemnification.  No payment shall be due or payable by the Company in respect of any indemnification obligation hereunder unless and until the Merger Agreement has been terminated in accordance with the terms thereof.

ARTICLE XI.

TERMINATION

This Agreement may be terminated (i) at any time prior to the Closing Date by mutual written agreement of the Company and the Purchasers, (ii) by the Purchasers if the Closing shall not have occurred and the Merger Agreement shall have been terminated (other than any termination of the Merger Agreement by the Company pursuant to Section 9.1(f) thereof), (iii) by the Company if the Closing shall not have occurred and the Merger Agreement shall have been terminated by the Company pursuant to Section 9.1(f) thereof or (iv) by the Company or by the Purchasers who have agreed to purchase 90% of the Shares if the Closing shall not have occurred on or prior to January 31, 2008; provided, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have proximately contributed to the failure of the Closing to occur; and provided, further, that if on January 31, 2008 the conditions to the Closing set forth in Sections 6.3 or 7.3 shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then such termination date shall be extended to March 31, 2008.  In the event of the termination of this Agreement pursuant to this Article XI, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any Purchaser or the Company and each of their respective officers, directors, partners, shareholders, members, employees, trustees, Affiliates, beneficial owners, attorneys and representatives and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 5.8 and 5.9 and Articles X and XII; provided, however, that nothing contained in this Article XI shall relieve any party from liabilities or damages (i) arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement (including those in Exhibit B) or (ii) as otherwise provided in the Merger Agreement.

ARTICLE XII.

GENERAL PROVISIONS

Section 12.1.  Survival of Representations and Warranties.  The representations and warranties of the parties in this Agreement shall survive the Closing and the payment for and delivery of the Shares, but shall not survive the Effective Time under the Merger Agreement, if the Merger shall be consummated; provided, that, the Company shall not be liable to any Purchaser for any breach of any representation or warranty unless and until the Merger Agreement has been terminated in accordance with its terms.

Section 12.2.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied or emailed (which is confirmed by copy sent within one Business Day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)           If to the Company, to:

Padua
10885 NE 4th Street, Suite 1200
Bellevue, Washington 98004
Attn:  Senior Vice President and General Counsel
Telephone:  (425) 462-3005
Telecopy:  (425) 462-3300
Email:  jennifer.o'connor@pse.com

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attn:  William S. Lamb, Esq.
            Frederick J. Lark, Esq.
Telephone:  (212) 424-8170
Telecopy:  (212) 424-8500
Email:  blamb@dl.com
            fjlark@dl.com

and

(ii)           if to the Purchasers, to the addresses set forth on Schedule 1;

with a copy to:

Latham & Watkins LLP
53rd at Third
885 Third Avenue
New York, New York 10022-4834
Attn:  Edward Sonnenschein, Esq.
           David Kurzweil, Esq.
Telephone:  (212) 906-1200
Telecopy:  (212) 751-4864
Email:  ted.sonnenschein@lw.com
            david.kurzweil@lw.com

Section 12.3.  Entire Agreement.  This Agreement and the Merger Agreement are being entered into simultaneously but are separate transactions.  Except as expressly set forth in this Agreement, the provisions of the Merger Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement.  This Agreement, together with the exhibits hereto and the Company Disclosure Letter delivered together herewith, supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that nothing in this Agreement shall affect the obligations of any party hereto pursuant to the Confidentiality Agreement.

Section 12.4.  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 12.5.  Interpretation.  When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” if they are not already followed by such words.

Section 12.6.  Counterparts; Effect.  This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 12.7.  No Third-Party Beneficiaries.  Except as otherwise provided in Article X, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and each permitted assignee hereof, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8.  Trustee Liability.  Each of the parties hereto covenants, agrees and acknowledges the terms of liability with respect to trustees and responsible entities attached hereto as Exhibit F.

Section 12.9.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts entered into and to be performed entirely within such State.

Section 12.10.  Venue.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof or thereof, brought by any other party hereto or its successors or assigns shall be brought and determined only in a federal or state court located in and for Seattle, Washington.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, or the transactions contemplated hereby (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with Section 12.2, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement or the subject mater hereof, may not be enforced in or by such courts.

Section 12.11.  Waiver of Jury Trial and Certain Damages.  EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN TORT OR IN CONTRACT, AND (B) ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES.

Section 12.12.  Assignment.  Except as provided in Section 8.2, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that any Purchaser may, without the consent of the Company, assign its Registration Rights to any permitted transferee of its Shares.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PUGET ENERGY, INC.

By: /s/Stephen P. Reynolds
Name: Stephen P. Reynolds
Title: Chairman, President and CEO

MACQUARIE INFRASTRUCTURE PARTNERS A, L.P., by its general partner MACQUARIE INFRASTRUCTURE PARTNERS U.S. GP LLC, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By: /s/Robert Lawsky
Name: Robert Lawsky
Title: Assistant Secretary

By: /s/Mark Wong
Name: Mark Wong
Title: Treasurer

MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P., by its general partner MACQUARIE INFRASTRUCTURE PARTNERS CANADA GP LTD, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By: /s/Robert Lawsky
Name: Robert Lawsky
Title: Assistant Secretary

By: /s/Mark Wong
Name: Mark Wong
Title: Treasurer

MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL, L.P., by its general partner MACQUARIE INFRASTRUCTURE PARTNERS U.S. GP LLC, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By: /s/Robert Lawsky
Name: Robert Lawsky
Title: Assistant Secretary

By: /s/Mark Wong
Name: Mark Wong
Title: Treasurer

PADUA MG HOLDINGSINC.

By: /s/Christine Rivera
Name: Christine Rivera
Title: Secretary

By: /s/Robinson Kupchak
Name: Robinson Kupchak
Title: Director

MACQUARIE FSS INFRASTRUCTURE TRUST

By: MACQUARIE SPECIALISED ASSET MANAGEMENT LIMITED in its capacity as responsible entity of MACQUARIE FSS INFRASTRUCTURE TRUST

By: /s/David Luboff
Name: David Luboff
Title: Attorney

CPP INVESTMENT BOARD (USRE II) INC.

By: /s/Mark D. Wiseman
Name: Mark D. Wiseman
Title: Authorized Signatory

By: /s/Graeme F. Bevans
Name: Graeme F. Bevans
Title: Authorized Signatory

6860141 CANADA, INC. as Trustee of the PADUA INVESTMENT TRUST

By: /s/Lincoln Webb
Name: Lincoln Webb
Title: President

PIP2PX (PAD) LTD

By: /s/William McKenzie
Name: William McKenzie
Title: Director

PIP2GV (PAD) LTD

By: /s/William McKenzie
Name: William McKenzie
Title: Director

SCHEDULE 1

PURCHASERS AND PURCHASED SHARES. NAME AND ADDRESS OF PURCHASER

Name and Address of Purchaser	Number of Shares of Company Common Stock Purchased	Total Purchase Price
MACQUARIE INFRASTRUCTURE PARTNERS A, L.P. 125 West 55th Street, L22, New York, New York 10019 Attention: Chris Leslie Telephone: 1(212) 231-1686 Telecopy: 1(212) 231-1828 Email: Chris.leslie@macquarie.com	1,753,788	$41,512,161.96
MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL, L.P. 125 West 55th Street, L22, New York, New York 10019 Attention: Chris Leslie Telephone: 1(212) 231-1686 Telecopy: 1(212) 231-1828 Email: Chris.leslie@macquarie.com	1,830,864	$43,336,550.88
MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P. 125 West 55th Street, L22, New York, New York 10019 Attention: Chris Leslie Telephone: 1(212) 231-1686 Telecopy: 1(212) 231-1828 Email: Chris.leslie@macquarie.com	393,158	$9,306,049.86
PADUA MG HOLDINGS, INC. 125 West 55th Street, L22, New York, New York 10019 Attention: Robinson Kupchak Telephone: 1(212) 231-1685 Telecopy: 1(212) 231-1717 Email: Robinson.Kupchak@macquarie.com	1,988,905	$47,077,381.35
MACQUARIE FSS INFRASTRUCTURE TRUST Lvl 11, 1 Martin Place Sydney NSW 2000 Australia Attention: David Luboff Telephone: (61) 2-8232-3422 Telecopy: (61) 2-8232-4713 Email:. david.luboff@macquarie.com	465,404	$11,016,112.68
CPP INVESTMENT BOARD (USRE II) INC. One Queen Street East, Suite 2600 P.O. Box 101 Toronto, Ontario M5C 2W5 Attention: Graeme Bevans Telephone: 416-868-4075 Telecopy: 416.868.4755 Email: gbevans@cppib.ca	3,517,612	$83,261,876.04
PADUA INVESTMENT TRUST c/o its Trustee 6860141 Canada Inc. British Columbia Investment Management Corporation Sawmill Point, Suite 301-2940 Jutland Road Victoria, British Columbia Canada V8T 5K6 Attention: Lincoln Webb Telephone: 1(250) 387-7556 Telecopy: 1(250) 387-2770 Email: Lincoln.webb@bcimc.com	1,758,806	$41,630,938.02
PIP2PX (PAD) LTD 340 Terrace Building 9515-197 Street Edmonton, Alberta T5K 2C3 Attention: Bill McKenzie Telephone: 1(780) 427-6468 Telecopy: 1(780) 422-0257 Email: bill.mckenzie@gov.ab.ca	490,707	$11,615,034.69
PIP2GV (PAD) LTD 340 Terrace Building 9515-197 Street Edmonton, Alberta T5K 2C3 Attention: Bill McKenzie Telephone: 1(780) 427-6468 Telecopy: 1(780) 422-0257 Email: bill.mckenzie@gov.ab.ca	300,756	$7,118,894.52

EXHIBIT A

REGISTRATION RIGHTS

Section 1.                      Effectiveness of Registration Rights.  The registration rights pursuant to Sections 2 and 3 hereof shall become effective on the Closing Date.

Section 2.                      Registration Rights Generally.

(a)           Shelf Registration.  The Company shall cause to be filed or become effective, no later than ten (10) business days after the termination of the Merger Agreement, a registration statement (the “Shelf Registration Statement”) filed with the SEC on Form S-3 (or any successor form) and such other documents as may be necessary to permit offerings and sales of Registrable Shares by Holders pursuant to Rule 415 under the Securities Act.  Subject to Section 2(c), the Company shall maintain such Shelf Registration Statement effective and current until the earlier of (i) the time all Registrable Shares are sold pursuant to such registration statement and (ii) the time when all Shares are Transferable Shares.  The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement or if required by the Securities Act.

(b)           Contingent Demand Registration.  Subject to Section 10, in the event that the Company has failed to or is unable to file and maintain a Shelf Registration Statement as contemplated by Section 2(a) and until such failure or inability is remedied, one or more Holders holding individually or in the aggregate at least 10% of the Registrable Shares outstanding as of the Closing Date shall have the right to make a written demand upon the Company (a “DemandNotice”) to have the Company as promptly as practical register under the Securities Act for offer and sale all Registrable Shares specified to the Company by such Holders within ten (10) business days of the date of the Demand Notice, and the Company agrees to so register such Registrable Shares.  If a Demand Notice has been made on the Company, no subsequent Demand Notice may be made on the Company for ninety (90) days unless the Company has failed to comply with its obligations with respect to the Demand Notice.  The Holders shall have the right to exercise registration rights pursuant to this Section 2(b) up to six (6) times; provided, however, that any such exercise shall relate to not less than 300,000 shares of Company Common Stock.

(c)           Blackout Period.  Notwithstanding Section 2(a) above, if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company (each, a “Blackout Notice”) stating that there is a reasonable likelihood that such disclosure, such registration statement or related prospectus to be filed, amended or supplemented, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any financing, acquisition, merger, disposition of assets (outside the ordinary course of business), corporate reorganization or other similar transaction involving the Company, the Company shall be entitled to suspend the use of the registration statement or delay the delivery or filing, but not the preparation, of any amendment or supplement to the registration statement or otherwise delay the completion of any sale of Registrable Shares pursuant to the registration statement for a reasonable period of time, but not to exceed thirty (30) days (the “Blackout Period”) within the ninety (90) day period beginning on the first day of a Blackout Period; provided, however, that the Company shall not deliver a Blackout Notice more than twice in any 365-day period; and provided, further, that any Blackout Period shall only be effective when and for so long as other holders, if any, of registration rights with respect to the Company’s securities are restricted from exercising their registration rights to the same or greater extent as the Holders.  Upon receipt of a Blackout Notice, the Holders shall not effect sales of Registrable Shares pursuant to the registration statement.  The Company shall promptly deliver written notice to the Holders of the expiration or earlier termination of any Blackout Period.

Section 3.                      Incidental Registration Rights.  Subject to Section 10, for a period of two (2) years following the termination of the Merger Agreement, in the event that the Company has failed to or is unable to file and maintain a Shelf Registration Statement as contemplated by Section 2(a) and until such failure or inability is remedied, if the Company proposes to register (including for this purpose a registration effected by the Company for security holders of the Company other than any Holder) any Company Common Stock for sale under the Securities Act or effect or participate in an offering of Company Common Stock under the Securities Act (other than (i) pursuant to Section 2 hereof, (ii) securities to be issued pursuant to a stock option or other employee benefit or similar plan, or (iii) securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation) the Company shall, as promptly as practicable, give written notice to the Holders of the Company’s intention to effect such registration or effect or participate in such an offering.  If, within ten (10) days after receipt of such notice, any Holder submits a written request to the Company specifying the amount of Registrable Shares that it proposes to sell or otherwise dispose of in accordance with this Section 3, the Company shall use its reasonable best efforts to include the Registrable Shares specified in the contemplated offering.  If the offering is to be made by or through underwriters, the Company, any selling Holder and such underwriter shall execute an underwriting agreement in customary form; provided, however, that if the Company and any selling Holder are advised in writing in good faith by the lead underwriter of the Company’s securities that the amount to be sold by Persons other than the Company (collectively, “Selling Stockholders”) is greater than the amount that can be offered without adversely affecting the offering (taking into consideration the interests of the Company and the Holders), the Company may reduce the amount offered for the accounts of Selling Stockholders (including such holders of Registrable Shares) to a number reasonably deemed satisfactory by such lead underwriter; provided that the shares that shall be excluded shall be excluded in the following order: (i) first, securities held by any Persons not having any contractual or incidental “piggy-back” rights in respect of the offering contemplated by this Section 3, (ii) second, Registrable Shares held by the Holders sought to be included in the offering pursuant to this Section 3 and Company Common Stock sought to be included in such offering by Persons having contractual or incidental “piggy-back” rights, (iii) third, Company Common Stock sought to be offered and sold by other Persons having demand rights with respect to such an offering and (iv) fourth, Company Common Stock sought to be sold by the Company.  Any reduction of the number of Registrable Shares indicated under (ii) shall be made on a pro rata basis based upon the aggregate number of shares of Company Common Stock sought to be registered pursuant to this section by the relevant Holders and other Persons.

Section 4.                      Underwriting and Broad Distribution.

(a)           At the request of any Holder, with respect to a sale of Registrable Shares by such Holder, the Company shall enter into an underwriting, agency, placement, subscription or other agreement, in usual and customary form and substance (including but not limited to usual and customary indemnities, the provision by independent counsel to the Company of customary opinions and the provision of customary certificates by officers of the Company and the provision by the Company’s independent accountants of customary comfort letters as reasonably requested by such Holder and the lead underwriters of such offering) with managing underwriters to be selected by such Holder and not disapproved by the Company acting reasonably, and the Company shall perform its obligations in connection therewith.

(b)           The Company shall be required to enter into an underwriting, agency, placement, subscription or other agreement pursuant to Section 4(a) only if such Registrable Shares are to be offered and sold in a manner intended to result in a broad distribution within or outside the United States (simultaneously or both), such that no single purchaser of the Registrable Shares will acquire in such offering more than two percent of the Company Common Stock outstanding at the time of such purchase and sale.

Section 5.                      Registration Mechanics.

(a)           Company Obligations.  In connection with any registration of Registrable Shares pursuant to Section 2 or 3, the Company shall:

(i)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and the rules promulgated thereunder with respect to the sale or other disposition of all of the securities proposed to be registered by such registration statement;

(ii)           furnish to the Holders such number of copies of any prospectus (including preliminary, amended and supplemental prospectuses and any “issuer free writing prospectuses” (as such term is defined in Rule 433 under the Securities Act)) and conformed copies of the registration statement (including amendments or supplements thereto and, in each case, all exhibits) and such other documents as it may reasonably request, but only while the Company   shall be required under the provisions hereof to cause the registration statement to remain effective;

(iii)           (A)           use its best efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Holders or any underwriter shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Holders or any underwriter to consummate the disposition of Registrable Shares in such jurisdictions and (B) keep such registration or qualification in effect for so long as the registration statement remains in effect; provided, however, that the Company shall not be obligated to qualify to do business as a foreign corporation under the laws of any jurisdiction in which it shall not then be qualified or to file any general consent to service of process in any jurisdiction in which such a consent has not been previously filed;

(iv)           use commercially reasonable efforts to furnish, or cause to be furnished, to the Holders, addressed to them, (A) an opinion of counsel for the Company, dated the date of the closing under the underwriting agreement relating to any underwritten offering, and (B) a “cold comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other matters as such Holders may reasonably request;

(v)           use its reasonable best efforts to cause all Registrable Shares proposed to be registered by such registration statement to be registered with or approved by such other federal or state government agencies or authorities as may be necessary in the opinion of counsel to the Company to enable the Holders to consummate the disposition of such Registrable Shares;

(vi)           within a reasonable time before each filing of the registration statement or prospectus or amendments or supplements thereto with the SEC, furnish to one counsel selected by the Holders copies of such documents proposed to be filed, which documents shall be subject to the reasonable approval of such counsel, and promptly provide such counsel with all written comments from the SEC with respect to such documents;

(vii)           make available to the Holders, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any selling Holder or underwriter, upon request, all financial and other records, pertinent corporate documents and properties of the Company and Company Subsidiaries, including access to due diligence meetings involving the senior executives of the Company, as shall be reasonably necessary to enable the Holders, representatives of the Holders and the underwriters to conduct reasonable due diligence and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such person in connection with such registration statement subject, in each case, to such confidentiality agreements as the Company shall reasonably request and that in the case of the Holders, this obligation shall only apply to one attorney, accountant or other representative designated by the Requesting Holders;

(viii)          make available executive officers and other members of senior management of the Company (including the principal executive and financial officers of the Company) at “road shows” or other investor presentations conducted in connection with offerings of Registrable Shares;

(ix)           notify the Holders any time a prospectus relating to the offering of Registrable Shares is required to be delivered or filed under the Securities Act upon discovery that, or upon the occurrence of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material facts required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, and (subject to the good faith determination of the board of directors of the Company as to whether to cease all sales under such registration statement), at the request of the Holders prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made;

(x)           use reasonable efforts to comply with all applicable rules and regulations of the SEC; and

(xi)           cause the Registrable Shares covered by such registration statement to be listed on the New York Stock Exchange and on any other principal securities exchange on which Company securities of the same class as the Registrable Shares are then listed.

        (b) Holder Obligations.  Each Holder agrees that:

(i)  it shall be a condition precedent to the obligations of the Company to complete the registration pursuant hereto with respect to any Holder’s Registrable Shares that the Holder shall furnish to the Company such information regarding Holder, the Registrable Shares held by Holder and the intended method of disposition of the Registrable Shares held by the Holder as shall be reasonably required to effect the registration of such Registrable Shares and shall execute such documents in connection with such registration as the Company may reasonably request.  At least ten (10) days prior to the first anticipated filing date of the registration statement, the Company shall notify the Holders of the information the Company requires from each Holder (the “Requested Information”) if any of such Holder’s Registrable Shares are eligible for inclusion in the registration statement.  If at least two (2) business days prior to the filing date the Company has not received the Requested Information from any such Holder (at such time Holder becoming a “Non-Responsive Holder”), then the Company may file the registration statement without including the Non-Responsive Holder’s Shares but shall not be relieved of its obligation to file a registration statement with the SEC relating to the Shares of Non-Responsive Holder promptly after Non-Responsive Holder provides the Requested Information;

(ii)  it shall not prepare or use any Free Writing Prospectus (as such term is defined in Rule 405 under the Securities Act) unless any and all issuer information included therein has been approved by the Company (such approval not to be unreasonably withheld);

(iii)  as promptly as practicable after becoming aware of such event, it shall notify the Company of the occurrence of any event, as a result of which the prospectus included in a registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(iv)  upon  receipt of any notice from the Company of the occurrence of any event of the kind described in Section 5(a)(ix), it will forthwith discontinue its disposition of Registrable Shares pursuant to the registration statement relating to such Registrable Shares until it receives copies of the supplemented or amended prospectus contemplated by Section 5(a)(ix) and, if so directed by the Company, it will deliver to the Company all copies then in their possession of the prospectus relating to such Registrable Shares, current at the time of receipt of such notice.  If a Holder’s disposition of Registrable Shares in connection with a Demand Notice is discontinued pursuant to the foregoing sentence, unless the Company thereafter extends the effectiveness of the registration statement to permit dispositions of Registrable Shares by any selling Holders at least thirty (30) consecutive days and for an aggregate of one hundred and eighty (180) days, whether or not consecutive, the registration statement shall not be counted for purposes of determining whether the Holders have exercised a Demand Notice pursuant to Section 2(b).

Section 6.                      Expenses.  The Company shall pay or cause to be paid all of the Company’s fees and expenses in connection with any registration and sale of Registrable Shares pursuant to the Registration Rights (including, without limitation, all registration and filing fees, all printing costs, all fees and expenses of counsel and independent accountants for the Company, all fees and expenses of complying with securities or blue sky laws).

Section 7.                      Indemnification and Contribution.

(a)           Indemnification by the Company.  With respect to any offering and sale registered pursuant to these Registration Rights, the Company agrees to indemnify and hold any selling Holder, each underwriter, if any, of the Registrable Shares under such registration, and each Person who controls any of the foregoing within the meaning of Section 15 of the Securities Act, and any directors and officers of the foregoing, harmless against any and all losses, claims, damages, or liabilities (including reasonable legal fees and other reasonable expenses incurred in the investigation and defense thereof) to which they or any of them may become subject under the Securities Act or otherwise (collectively “Losses”), insofar as any such Losses shall arise out of or shall be based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such Registrable Shares, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus relating to the sale of such Registrable Shares, or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any applicable state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any applicable state securities law; provided, however, that the indemnification contained in this Section 7 shall not apply to such Losses which shall arise out of or shall be based upon any such untrue statement, or any such omission or alleged omission, which shall have been made in reliance upon and in conformity with information furnished in writing to the Company by any selling Holder or any underwriter, as the case may be, specifically for use in connection with the preparation of the registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement therein.

(b)           Indemnification by the Holders.  In the case of each offering and sale registered pursuant to this Article II, any selling Holder and each underwriter, if any, participating therein shall severally indemnify and hold harmless the Company and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, and the directors and officers of the Company, with respect to any statement in or omission from such registration statement or prospectus contained in such registration statement (as amended or as supplemented, if amended or supplemented as aforesaid) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by any selling Holder or such underwriter, as the case may be, specifically for use in connection with the preparation of such registration statement or prospectus contained in the registration statement or any such amendment thereof or supplement thereto.

(c)           Notice.  Each party indemnified under this Section 7 shall promptly after receipt of notice of the commencement of any claim against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnified party in writing of the commencement thereof.  The failure of any indemnified party to notify an indemnifying party shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in this Section 7, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party.  In case any action in respect of which indemnification may be sought hereunder shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may desire, jointly with any other indemnifying party similarly notified, to assume the defense thereof through counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation (unless such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party in which event the indemnifying party shall not be entitled to assume the defense thereof with respect to such defenses).  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

(d)           Contribution.  If the indemnification provided for in this Section 7 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless from any Losses in respect of which this Section 7 would otherwise apply by its terms (other than by reason of exceptions provided herein), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the offering to which such contributions relates as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, each party’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted, and the opportunity to correct and prevent any statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding to the extent such party would have been indemnified for such expenses if the indemnification provided for in this Section 7 was available to such party.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding paragraph.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 8.                                Exchange Act Reports.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144, at all times, and take all action as may be required as a condition to the availability of Rule 144;

(b)           so long as a Holder owns any Registrable Shares, furnish to any Holders upon its reasonable written request a written statement certifying the Company’s compliance with the reporting requirements of Rule 144 or any similar rule, and a copy of the most recent annual, periodic or current report of the Company filed pursuant to the Exchange Act and such other reports and documents as reasonably requested by such Holder in availing itself of any rule or regulation of the SEC allowing the sale of the Registrable Shares without registration;

(c)           file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d)           facilitate and expedite transfers of Registrable Shares sold pursuant to SEC Rule 144, including providing timely notice to its transfer agent to expedite such transfers.

Section 9.                      Other Agreements.

(a)           The Company shall not grant, and has not granted, any other Person rights to register securities of the Company on terms that would be reasonably likely to restrict the ability of the Company fully to perform its obligations to the Holders in connection with the Registration Rights.

(b)           The Company shall not amend any registration rights agreement with any other Person nor shall the Company waive any provision under any registration rights agreement that it would be entitled to waive thereunder if such waiver would be reasonably likely to adversely affect any Holder’s Registration Rights.

Section 10.                                Benefits of Registration Rights.  The Purchasers and any permitted holder of the Shares under the Stock Purchase Agreement may exercise and have the benefits of the Registration Rights initially granted to the Purchasers hereunder in such manner and in such proportion as shall be determined by such Purchaser (such Purchaser and such holders exercising Registration Rights each shall be termed a “Holder” hereunder); provided, that each Holder shall also be subject to the obligations provided hereunder.

EXHIBIT B
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 1.                      [Intentionally Omitted]

Section 2.                      [Intentionally Omitted]

Section 3.                      [Intentionally Omitted]

Section 4.1.                                Organization and Qualification.  The Company and each of the Company Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization.  The Company and each of the Company Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.2.                                Subsidiaries; Corporate Documents.

(a)  Section 4.2(a)(i) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of all of the Company Subsidiaries and their respective jurisdictions of incorporation or organization and the jurisdictions in which they are qualified to do business, and Section 4.2(a)(ii) of the Company Disclosure Letter sets forth each of the Company's Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and the Company's or its Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  The Company does not own, directly or indirectly, any minority interest in any Person that requires an additional filing by the Purchasers under the HSR Act.  Except as set forth in Section 4.2 of the Company Disclosure Letter, all of the issued and outstanding shares of capital stock or other securities of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, beneficially and of record by the Company free and clear of any mortgages, liens, security interests, pledges, charges, easements, rights of way, options, claims, restrictions or encumbrances of any kind (each a "Lien" or collectively, the "Liens").

(b)  Prior to the date hereof, the Company has made available to the Parent true, complete and correct copies of the Company's and its Subsidiaries' articles of incorporation and by-laws or comparable governing documents, each current as of the date hereof, and each as so made available is in full force and effect.

Section 4.3.                               Capitalization.

(a)  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock, par value $0.01 per share; and 50,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which 2,000,0000 shares have been designated Series R Participating Cumulative Preferred Stock ("Company Series R Preferred Stock").  At the close of business on October 23, 2007, (i) 117,176,878 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Series R Preferred Stock were issued or outstanding.  Except for issuances pursuant to Company Plans and other issuances not in excess of 5,000 shares of Company Common Stock in the aggregate, from the close of business on October 23, 2007 to the date hereof, the Company has not issued any shares of Company Common Stock.  All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.  As of the date hereof, the Company has no capital stock or other securities (including securities convertible into, or exercisable or exchangeable for, capital stock) of the Company reserved for issuance and there are no preemptive or other outstanding rights, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, commitments, arrangements, agreements or rights of any character to which the Company or any Company Subsidiary is a party or by which any of them are bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or rights (including securities or rights convertible into, or exercisable or exchangeable for, additional shares of capital stock) of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such preemptive or other outstanding rights, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, commitments, arrangements, agreements or rights.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)  The authorized capital stock of Puget Sound Energy consists of (i) 150,000,000 shares of common stock, par value $10.00 per share, of which 85,903,791 shares are issued and outstanding and all of which are duly authorized, validly issued, fully paid and nonassessable and owned by the Company free and clear of any Liens, (ii) 13,000,000 shares of preferred stock, par value $25.00 per share, none of which are issued or outstanding, (iii) 3,000,000 shares of preferred stock, par value $100.00 per share, of which, as of the close of business on October 23, 2007, (A) 14,583 shares designated 4.84% Preferred Stock were issued and outstanding and (B) 4,311 shares designated 4.70% Preferred Stock were issued and outstanding, and (iv) 700,000 shares of preference stock, par value $50.00 per share, none of which are issued or outstanding.

Section 4.4.                                [Intentionally Omitted]

Section 4.5.                                Reports and Financial Statements.  Since December 31, 2004, the Company and the Company Subsidiaries have filed or furnished, as applicable, on a timely basis (taking into account all applicable grace periods) all forms, statements, certifications, reports and documents required to be filed or furnished by them under the Securities Act, the Exchange Act, the Public Utility Holding Company Act of 1935, as amended and in effect prior to its repeal effective February 8, 2006 ("PUHCA"), the Energy Policy Act of 2005, the Federal Power Act of 1935, as amended (the "FPA"), the Communications Act of 1934 and applicable state public utility laws and regulations (collectively, the "Company Reports").  The Company Reports have complied, as of their respective dates, or if not yet filed or furnished, will comply, with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such failures which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.  As of their respective dates, (or, if amended prior to the date hereof, as of the date of such amendment), each form, certification, report, schedule, registration statement, definitive proxy statement or other document filed with or furnished to the SEC after December 31, 2004 by the Company or Puget Sound Energy (the "Company SEC Reports"), did not, or if not yet filed or furnished, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company SEC Reports, at the time of its filing or being furnished, complied in all material respects, or if not yet filed or furnished, will comply in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 ("SOX") and any rules and regulations promulgated thereunder applicable to the Company SEC Reports.  The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.  Each of the audited consolidated financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) (collectively, the "Company Financial Statements") has been, and in the case of Company SEC Reports filed after the date hereof will be, prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and fairly presents, or, in the case of Company SEC Reports after the date hereof, will fairly present, the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.

Section 4.6.                               Real Property.

(a)  The Company or Puget Sound Energy has  (x) valid title to all real property owned in fee by Company or Puget Sound Energy (the "Owned Real Property") (y) valid title to the leasehold estate (as lessee) in all real property and interests in real property leased or subleased by Company or Puget Sound Energy as lessee or sublessee (the "Leased Real Property"), and (z) valid title to the easements in all real property and interests in real property over which the Company or Puget Sound Energy has easement (the "Easement Real Property" and, together with the Owned Real Property and Leased Real Property, the "Real Property"), in each case free and clear of all Liens, except the following ("Permitted Real Property Liens"):

(i)  Liens that secure indebtedness as reflected on the Company Financial Statements or indebtedness listed on Section 4.6 of the Company Disclosure Letter;

(ii)  easements, covenants, conditions, rights of way, encumbrances, restrictions, defects of title and other similar matters, including matters that an accurate survey ALTA survey would disclose, whether or not of public record or which may be asserted by persons in possession of Real Property, or claiming to be in possession thereof (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the Real Property by the Company or Puget Sound Energy);

(iii)  zoning, planning, building and other applicable laws regulating the use, development and occupancy of real property and permits, consents and rules under such laws;

(iv)  Liens that have been placed by a third party on the fee title of Leased Real Property or Easement Real Property that are subordinate to the rights therein of the Company or Puget Sound Energy or that, if foreclosed, would not materially adversely impair the conduct of the business of the Company or Puget Sound Energy as presently conducted;

(v)  Liens that, individually or in the aggregate, do not materially adversely impair the continued use or operation of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and Puget Sound Energy as presently conducted;

(vi)  subleases identified in Section 4.6 of the Company Disclosure Letter;

(vii)  Indian treaty or aboriginal rights other than the rights reasonably necessary for the conduct of the business of the Company and Puget Sound Energy as presently conducted over land within the boundaries of any recognized Indian reservation or over land  known by the Company or Puget Sound Energy (whether by actual or constructive knowledge from recorded documents) to be claimed under Indian treaties or as aboriginal rights;

(viii)  equitable servitudes for hunting and fishing in favor of Indian tribes;

(ix)  any of the following:  (aa) unpatented mining claims; (bb) reservations or exceptions in patents or in Acts authorizing the issuance thereof; or (cc)  water rights, claims or title to water, whether or not the matters excepted under (aa), (bb), or (cc) are shown by the public records; and any prohibition or limitation on the use, occupancy or improvement of the land, which arises from the rights of the public or riparian owners to use any waters which may cover the land or to use any portion of the land which is now or may formerly have been covered by water (other than the matters described in this subsection (ix) that, individually or in the aggregate, materially adversely impair the current use of the Real Property by the Company or Puget Sound Energy);

(x)  questions as to whether Puget Sound Energy's  title or right to use (a) railroad rights of way, or (b) utility corridors that purports to be Owned Real Property is actually Easement Real Property because such title or right traces from rights denominated by deed as a "right-of-way" or similar term;

(xi)  Liens that, to the knowledge of the Company, could be remedied by exercise of the authority to acquire property or rights therein by eminent domain for an amount of compensation that would not result in a Company Material Adverse Effect; and

(xii)  such other matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(b)  Neither Company nor Puget Sound Energy is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Real Property or any portion thereof or interest therein that, in each case, is valued in excess of $5,000,000 (or $1,000,000 if the Owned Real Property is otherwise used or useful in the utility operations of Puget Sound Energy), or that, if such sale, assignment or disposition is consummated, could individually or in the aggregate materially adversely impair the conduct of the business of the Company or Puget Sound Energy as presently conducted.

(c)  (i)  Each lease or sublease for real property under which Company or Puget Sound Energy is a lessee or sublessee (each, a "Real Property Lease") and each easement or subeasement for real property under which the Company or Puget Sound Energy owns an easement interest (each, an "Easement") is, to the knowledge of the Company, in full force and effect and is the valid and binding obligation of the Company or Puget Sound Energy, enforceable against the Company or Puget Sound Energy in accordance with its terms and, to the knowledge of the Company, the other party or parties thereto, subject to Permitted Real Property Liens, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (ii) no notices of default under any Real Property Lease or Easement have been received by the Company or Puget Sound Energy that have not been resolved, (iii) neither the Company nor Puget Sound Energy is in default in any material respect under any Real Property Lease, and, to the knowledge of the Company, no landlord, sublandlord, land owner or the owner of an easement who has granted a subeasement thereunder is in default in any material respect, and (iv) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Real Property Lease or Easement by the Company or Puget Sound Energy, except in each case ((c)(i), (ii), (iii) and (iv)), as do not materially adversely impair the use or occupancy of the Real Property or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)  With respect to the Real Property, neither Company nor Puget Sound Energy has received any written notice of, nor to the knowledge of the Company does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation (other than condemnations in connection with municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, would reasonably be expected to materially adversely impair the use, occupancy or value of any Real Property.  The Company and Puget Sound Energy have lawful rights of use and access to all land and other real property rights, subject to Permitted Real Property Liens, necessary to conduct their businesses substantially as presently conducted.  No affiliate of the Company other than Puget Sound Energy controls rights with respect to land and other real property rights necessary to conduct the businesses of the Company and Puget Sound Energy substantially as presently conducted.

(e)  Each of the Company Subsidiaries other than Puget Sound Energy has good and marketable title to all fee real property, valid title to all leasehold estates and valid title to all easements of such Company Subsidiary, free and clear of all Liens other than Permitted Real Property Liens, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.7.                                Internal Controls and Procedures.  The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed (but without making any representation or warranty as to the effectiveness of any such controls or procedures so designed) to ensure that material information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company's principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications of the "principal executive officer" and the "principal financial officer" of the Company required by Section 302 of SOX with respect to such reports.  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOX and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate in all material respects as of the date hereof.  Except as set forth in Section 4.7 of the Company Disclosure Letter, there are no "significant deficiencies" or "material weaknesses" (as defined by SOX) in the design or operation of the Company's internal controls and procedures which could adversely affect the Company's ability to record, process, summarize and report financial data.

Section 4.8.                                Litigation; Undisclosed Liabilities; Restrictions on Dividends; No General Liens.  (a) There are no pending or, to the knowledge of the Company, threatened claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, nor are there, to the knowledge of the Company, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any of the Company Subsidiaries which, individually or in the aggregate, have resulted in since December 31, 2006 or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) there have not been any significant developments since December 31, 2006 with respect to claims, suits, actions, proceedings, investigations or reviews that, individually or in the aggregate, have resulted in since December 31, 2006 or would reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement and (c) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of the Company Subsidiaries except for such that, individually or in the aggregate, have not resulted in since December 31, 2006 or would not reasonably be expected to result in a Company Material Adverse Effect.  Except for matters reflected as liabilities or reserved against in the balance sheet (or notes thereto) as of December 31, 2006, included in the Company Financial Statements, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature and whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred since December 31, 2006 in the ordinary course of business consistent in kind and amount with past practice, or (ii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as may be set forth in any Company Required Statutory Approval or Parent Required Statutory Approval, there are no restrictions (contractual or regulatory) limiting the ability of Puget Sound Energy from making distributions, dividends or other return of capital to the Company.  Neither the Company nor Puget Sound Energy has granted a consensual security interest in the portion of its assets defined as Collateral in the Loan and Servicing Agreement dated December 20, 2005 by and between Puget Sound Energy and PSE Funding, Inc. other than in connection with the transactions contemplated by such agreement, including the grant set forth in Section 1.7 of the Receivable Sales Agreement dated December 20, 2005 by and between Puget Sound Energy and PSE Funding, Inc.; it being understood that this representation is not intended to address statutory or contractual rights of set off or Liens or security interests arising or existing by operation of law.

Section 4.9.                                Tax Matters.  Except as to matters that would not reasonably be expected, considered individually or in the aggregate with other matters, to result in a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries have timely filed (or there have been filed on their behalf) with appropriate taxing authorities all Tax Returns (as defined below) required to be filed by them on or prior to the date hereof, such Tax Returns are correct, complete and accurate in all respects, and all Taxes (as defined below) due and payable have been paid; (ii) there are no audits, claims, assessments, levies, administrative or judicial proceedings pending against the Company or any Company Subsidiary by any taxing authority; (iii) there are no Liens for Taxes upon any property or assets of the Company or any of the Company Subsidiaries, except for Liens for Taxes (A) not yet due and payable, or if due and payable, are not delinquent and may thereafter be paid without penalty or (B) that are being contested in good faith through appropriate proceedings, are listed in Section 4.9 of the Company Disclosure Letter and have been accrued for or otherwise taken into account in accordance with GAAP on the Company Financial Statements; (iv) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any of the Company Subsidiaries; (v) all Taxes that the Company or any Company Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the appropriate taxing authorities in a timely manner, to the extent due and payable; (vi) neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), applied, (vii) neither the Company nor any Company Subsidiary has participated in any "listed transactions" or, to the knowledge of the Company, any "reportable transactions" within the meaning of Treasury Regulations Section 1.6011-4, and neither the Company nor any Company Subsidiary has been a "material advisor" to any such transactions within the meaning of Section 6111 of the Code; (viii) neither the Company nor any Company Subsidiary (A) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to any commercial agreement or contract not primarily related to Tax) or (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than the Material Contracts or any commercial agreements or contracts not primarily related to Tax); and (ix) the Company has made available to the Parent correct and complete copies of all income and all other material Tax Returns, material examination reports and material statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary for taxable periods beginning after December 31, 2003.  As used in this Agreement: (i) the term "Tax" includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto; (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, including any amendments to such returns and reports; and (iii) the term "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury pursuant to the Code.

Section 4.10.                                Employee Benefits; ERISA.

(a)  Company Plans.  Section 4.10(a) of the Company Disclosure Letter contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, policy, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare plan," fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension plan," fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance contract, arrangement, policy or agreement; and each other employee benefit plan, fund, program, policy, agreement or arrangement; in each case, that (i) is sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary or any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary is deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, for the benefit of any employee or former employee of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary to its knowledge has any liability, and (ii) is material to the Company and the Company Subsidiaries taken as a whole (the "Company Plans").

(b)  Deliveries.  With respect to each Company Plan, the Company has heretofore delivered or made available to the Parent true and complete copies of (i) each of the Company Plans as currently in effect; (ii) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; (iii) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code; (iv) if applicable, the most recent annual report (Form 5500 series) filed with the Internal Revenue Service; (v) if applicable, the most recent actuarial report prepared for such Company Plan; and (vi) for the last three years, all material correspondence with the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the SEC and any other Governmental Authority regarding the operation or the administration of any Company Plan.

(c)  Absence of Liability.  No material liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due to the PBGC (which premiums have been paid when due).  No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Plan within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code with respect to the most recent three fiscal years of the applicable Company Plan ended prior to the Closing Date.

(d)  Present Value of Accrued Benefits.  With respect to each Company Plan subject to Title IV of ERISA (a "Title IV Company Plan"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not exceed, as of the end of the most recent fiscal year of such plan ended prior to the Closing Date, the then current value of the assets of such plan allocable to such accrued benefits by an amount that is material to the Company and the Company subsidiaries taken as a whole.

(e)  Funding.  No Title IV Company Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Title IV Company Plan ended prior to the Closing Date.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all material contributions required to be made with respect to any Company Plan on or before the date hereof have been made and all obligations in respect of each Company Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(f)  Multiemployer Plans.  No Title IV Company Plan is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, nor is any Title IV Company Plan a plan described in Section 4063(a) of ERISA.

(g)  No Violations.  Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.  As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Plans.  Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and the Company Subsidiaries taken as a whole.  Neither the Company nor any Company Subsidiary has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA, in any such case, in an amount which would be material to the Company and the Company Subsidiaries taken as a whole.  To the knowledge of the Company, neither the Company nor any Company Subsidiary has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee.  Since January 1, 2005, each Company Plan that is subject to Section 409A of the Code has been administered in all material respects in good faith compliance with Section 409A of the Code.

(h)  Section 401(a) Qualification.  Each Company Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has remaining a period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service; and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Plan under Section 401(a) of the Code.

(i)  Post-Employment Benefits.  No Company Plan provides medical, surgical, vision, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) retiree medical subsidies as set forth in the IBEW Collective Bargaining Agreement, or (v) other retiree medical subsidies as described in Section 4.10(i) of the Company Disclosure Letter.

(j)  Effect of Transaction.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (w) result in payments (whether in cash or property or the vesting of property) to any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or any of the Company Plans that would not be deductible under Section 162(m) or that would be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), (x) entitle any employees of the Company or any Company Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (y) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans.  There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recently completed fiscal year of the Company.

(k)  Claims.  There are no material pending, or to the knowledge of the Company threatened, material claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).

(l)  No Foreign Company Plans.  No Company Plan is maintained for the benefit of employees outside of the United States or is otherwise subject to the laws of any jurisdiction other than the United States or a political subdivision thereof.

(m)  Options.  All stock options on Company Common Stock granted under any plan, program, agreement or arrangement maintained by the Company to provide for grants of equity-based awards (the "Options") have an exercise price per share that was not less than the "fair market value" of a share of Company Common Stock on the date of grant, as determined in accordance with the terms of the applicable plan, program, agreement or arrangement maintained by the Company to provide for grants of equity-based awards and, to the extent applicable, Sections 409A and 422 of the Code.  All Options have been properly accounted for by the Company in accordance with GAAP, and no change is expected in respect of any prior Company Financial Statement relating to expenses for stock compensation.  There is no pending audit, investigation or inquiry by any Governmental Authority or by the Company with respect to the Company's stock option granting practices or other equity compensation practices.

Section 4.11.                                Labor and Employee Relations.

(a)  As of the date of this Agreement, except for employees represented by the International Brotherhood of Electrical Workers Union and the United Association of Plumbers and Pipefitters, no employee of the Company or any of its Subsidiaries is represented by any union or covered by any collective bargaining agreement. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority;

(b)  there are no pending or, to the knowledge of the Company, threatened employee strikes, work stoppages, slowdowns, picketing or material labor disputes with respect to any employees of the Company or the Company Subsidiaries which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and during the past five years, neither the Company nor any of the Company Subsidiaries has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute;

(c)  neither the Company nor any of the Company Subsidiaries has to its knowledge, within the last two years, engaged in any unfair labor practice and there are no complaints against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company or any of the Company Subsidiaries;

(d)  the Company and the Company Subsidiaries are (a) in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes (except for any non-compliance which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect), including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, the Uniformed Services Employment and Reemployment Rights Act and the Family and Medical Leave Act and any and all similar applicable state and local laws, and all material applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable regulations and orders thereunder; and (b) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has committed a material unfair labor practice as defined in the National Labor Relations Act;

(e)  each of the Company and the Company Subsidiaries is, and during the 90-day period prior to the date of this Agreement, has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar state or local law.

Section 4.12.                                Rights Agreement.  The Company has made available to the Parent a true and complete copy of the Rights Agreement dated as of December 21, 2000 between the Company and Wells Fargo Shareowner Services (replacing Mellon Investor Services LLC), as Rights Agent, (the "Rights Agreement") as in effect on the date of this Agreement.  The Company has (i) taken all action necessary so that the entering into of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Company rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable; and (ii) amended the Rights Agreement in the form of Amendment No. 1 to the Rights Agreement, as set forth in Section 4.12 of the Company Disclosure Letter.

Section 4.13.                                Environmental Protection.

(a)  Compliance.  The Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws (as defined in Section 4.13(g)(ii)) except where the failure to so comply is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of the Company Subsidiaries has received any written communication that has not been resolved from any Governmental Authority that alleges that the Company or any of the Company Subsidiaries is not in such compliance with applicable Environmental Laws.

(b)  Environmental Permits.  The Company and each of the Company Subsidiaries have obtained or have applied for or otherwise in the ordinary course of business expect to apply for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations under applicable Environmental Laws except where such failures to so obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, except where such deficiencies or failures to timely renew are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, and the Company and the Company Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits, except where failures to so comply are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(c)  Environmental Claims.  There is no Environmental Claim (as defined in Section 4.13(g)(i)) outstanding which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect pending (A) against the Company or any of the Company Subsidiaries, or (B) against any real or personal property or operations which the Company or any of the Company Subsidiaries owns, leases or manages, in whole or in part.

(d)  Releases.  The Company has no knowledge of any Releases (as defined in Section 4.13(g)(iv)) of any Hazardous Material (as defined in Section 4.13(g)(iii)) that would be reasonably likely to be the subject of any Environmental Claim against the Company or any of the Company Subsidiaries, except for any Environmental Claims which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(e)  Environmental Orders.  Neither the Company nor any of the Company Subsidiaries is subject to any environmental consent orders, decrees or settlements which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(f)  Exclusive Representations and Warranties.  This Section 4.13(a) contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

(g)  Definitions.  As used in this Agreement:

(i)  "Environmental Claim" means any and all written administrative or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any Governmental Authority), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of the Company Subsidiaries; (B) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(ii)  "Environmental Laws" means all federal, state and local laws (including common law), rules and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(iii)  "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any applicable Environmental Law and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any applicable Environmental Law in a jurisdiction in which the Company or any of the Company Subsidiaries is subject (for purposes of this Section 4.13).

(iv)  "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

Section 4.14                                Material Contracts.

(a)  All Material Contracts or material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, "Contracts"), including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, and no such Contract has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated and filed Company SEC Report.  All such filed Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to the Parent.

(b)  Other than the Contracts set forth in clause (a) above which were filed in an unredacted form, Section 4.14(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to the Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information), of any Contract to which the Company or any of its Subsidiaries is a party to or bound by which has not expired or been terminated with no further obligation or liability of the Company or any of the Company Subsidiaries prior to the date hereof in accordance with its terms:

(i)  that is reasonably likely to require (x) annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $15 million or (y) aggregate payments or other transfers of value to or from the Company and its Subsidiaries of more than $25 million (other than Contracts relating to purchases of transformers or related infrastructure and Contracts for the wholesale purchase and sale of electric power);

(ii)  for any wholesale purchase and sale of electric power that are reasonably likely to require annual payments or other transfers of value to or from the Company and its Subsidiaries of more than $10 million, other than Hedging Contracts;

(iii)  that relates to the sale of a business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any potential indemnity or other payment obligation of more than $25 million;

(iv)  other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, that represents any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 20% voting or economic interest, or any interest valued at more than $25 million without regard to percentage voting or economic interest;

(v)  that is any non-competition Contract or other Contract that (w) purports to limit in any material respect either the type of business in which the Company,  its Subsidiaries (or, after the Effective Time of the Merger under the Merger Agreement, Parent or its Subsidiaries) or any of their affiliates may engage or the manner or geographic area in which any of them may so engage in any business, except for franchise agreements (or agreements pursuant to Chapter 54.48 of the Revised Code of Washington) containing customary provisions between the Company or one of its Subsidiaries and the applicable jurisdictions, (x) would require the disposition of any material assets or line of business of the Company, its Subsidiaries (or, after the Effective Time of the Merger under the Merger Agreement, Parent or its Subsidiaries) or any of their affiliates as a result of the consummation of the transactions contemplated by this Agreement, (y) is a material Contract that grants "most favored nation" status that, following the Merger, would apply to the Parent and its Subsidiaries, including the Company and its Subsidiaries or (z) prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(vi)  under which the Company or any Company Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $10 million;

(vii)  that is a swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, crude oil and other commodities, currencies, interest rates and indices, and forward contracts for physical delivery, physical output of assets and physical load obligations (a "Hedging Contract"), with a term of ninety days or longer and a notional value in excess of $5 million; and

(viii)  with provisions that, in the event of a Company ratings downgrade below "investment grade," would require a cash payment or posting of collateral, in each case with a value in excess of $10 million, or the termination of such contract, other than Hedging Contracts.

The Contracts described in clauses (a) and (b) together with all exhibits and schedules to such Contracts, as amended through the date hereof, are referred to herein as "Material Contracts".

(c)  A true and correct copy of each Material Contract has previously been made available to the Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for such default or breach as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.15                                Intellectual Property.

(a)  Except as to matters that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted; (ii) to the knowledge of the Company, the conduct of the Company and Puget Sound Energy does not and has not in the past three (3) years infringed or otherwise violated the Intellectual Property rights of any third party; (iii) there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted in writing or, to the Company's knowledge, threatened against the Company or Puget Sound Energy concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property used by the Company or Puget Sound Energy; (iv) to the Company's knowledge, no Person is violating any Intellectual Property right that the Company or Puget Sound Energy holds exclusively; and (v) the Company and Puget Sound Energy have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or Puget Sound Energy.  For purposes of this Agreement, "Intellectual Property" means all (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions, to the extent patentable, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential business information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (collectively, "Trade Secrets"); and (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

(b)  The Company and Puget Sound Energy have implemented reasonable backup, security and disaster recovery technology that, to the Company's knowledge, is consistent with industry practices. The Company and Puget Sound Energy take such measures as are required by applicable law to ensure the confidentiality of customer financial and other confidential information and to comply with the Company's privacy policy.  The Company’s and the Company Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or Puget Sound Energy in connection with its business as presently conducted, and have not materially malfunctioned or failed within the past three (3) years.

Section 4.16                                Absence of Certain Changes or Event.  Except as expressly contemplated or permitted by this Agreement, since December 31, 2006, the Company and each of the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there has not been any change or development or combination of developments affecting the Company or any Company Subsidiary, of which the Company has knowledge, that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.17                                [Intentionally Omitted]

Section 4.18                                [Intentionally Omitted]

Section 4.19                                Insurance.  Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2004 each of the Company and its Subsidiaries and their respective properties and assets has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable law or by the Company's Material Contracts and (ii) are customary for companies in the United States of America conducting the business conducted by the Company and its Subsidiaries and, to the knowledge of the Company, there is no condition specific to the Company or its Subsidiaries which would prevent the Company or the Company Subsidiaries from obtaining insurance policies for such risks and losses.  All material insurance policies of the Company and each Company Subsidiary are in full force and effect.  All premiums due and payable through the date hereof under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy or Contract, except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.20                                Hedging Activities.

(a)  The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company Board of Directors (or committee thereof) (the "Company Hedging Guidelines") to (i) restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical and financial electricity contacts, natural gas hedge contracts, gas adjustment clauses, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof, interest rate swap agreements, and similar transactions (the "Company Net Position") and (ii) monitor compliance with the Company Hedging Guidelines by the Company and its Subsidiaries with such risk parameters.  The Company has provided the Company Hedging Guidelines to the Parent prior to the date hereof.

(b)  (i) The Company Net Position is within the risk parameters that are set forth in the Company Hedging Guidelines and (ii) the exposure of the Company and its Subsidiaries with respect to the Company Net Position resulting from all transactions described in Section 4.20(a) would not reasonably be expected to result in a material loss to the Company and its Subsidiaries, taken as a whole, based on market prices in existence as of the date hereof.  Since December 31, 2006, neither the Company nor any of its Subsidiaries has, in accordance with its mark-to-market accounting policies, experienced an aggregate net loss in its hedging and related operations that would be material to the Company and its Subsidiaries taken as a whole taking into account the recognition of any underlying commodity sales and the regulatory treatment and allowances for hedge transactions.

Section 4.21                                 [Intentionally Omitted]

Section 4.22                                Regulatory Proceedings.  As of the date hereof, neither the Company nor any of its Subsidiaries, all or part of whose rates or services are regulated by a Governmental Authority, (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Authority or on appeal to the courts, or (ii) except as identified in Section 4.8 of the Company Disclosure Letter, is a party to any proceeding before a Governmental Authority or on appeal from orders of a Governmental Authority, in each case which individually or in the aggregate, have resulted in or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.23                                Regulation as a Utility.  (a)  The Company together with its subsidiary companies is a "single state holding company system" under the Public Utility Holding Company Act of 2005 ("PUHCA 2005").  Puget Sound Energy and its indirect wholly-owned exempt wholesale generator subsidiary Black Creek Hydro, Inc. ("BCH") are each a "public utility" within the meaning of Section 201(e) of the FPA.  Puget Sound Energy is not regulated as a "natural gas company" under the Natural Gas Act, except in two limited aspects of its business which subject it only to limited jurisdiction of the Federal Energy Regulatory Commission (“FERC"): (i) to the extent that Puget Sound Energy makes natural gas sales for resale in interstate commerce, it has a limited jurisdiction blanket marketing certificate as contained in the regulations of the FERC; and (ii) in its capacity as Project Operator of the Jackson Prairie Storage Project (which otherwise does not subject it to regulation as a "natural gas company"). Puget Sound Energy is also regulated as a "public service company," "gas company" and "electrical company" under Washington state law.  Except for regulation of BCH, Hydro Energy Development Corp. ("HEDC") and Puget Sound Energy by the FERC under the FPA, PUHCA 2005 and regulation of Puget Sound Energy by the Washington Utilities and Transportation Commission, neither the Company nor any Company Subsidiary is subject to regulation as a public utility or public service company (or similar designation) by the FERC, any state in the United States or in any foreign nation.  Puget Sound Energy has been authorized by FERC to make wholesale sales of energy and capacity at market-based rates pursuant to Section 205 of the FPA, which blanket authority has not been limited in any material respect through a Puget Sound Energy-specific rate cap or mitigation measure.  All sales of energy and/or capacity by BCH are made pursuant to power sale agreements or tariffs filed with and accepted by FERC pursuant to Section 205 of the FPA.

Neither the Company nor any Company Subsidiary owns, holds or controls nuclear materials or nuclear related facilities that are subject to the regulation of the Nuclear Regulatory Commission under the Atomic Energy Act.

EXHIBIT C

FORM OF OPINION OF COMPANY COUNSEL

(i)           The Company and Puget Sound Energy have been duly incorporated and are validly existing under the laws of the State of Washington, except any failure to be so qualified or have such power or authority as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii)           The Company has the corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby.

(iii)           The Shares have been duly authorized and when delivered and paid for in accordance with the terms of the Stock Purchase Agreement will be validly issued, fully paid and non-assessable; and the issuance of the Shares will not be subject to any preemptive or similar rights under the Company’s charter or bylaws or under Washington law.

(iv)           The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless whether such enforcement is sought in equity or at law).

(v)           The execution, delivery and performance by the Company of the Agreement will not (i) constitute a violation of, or breach or default under, or result in the creation or imposition of any lien upon any property or assets of the Company or Puget Sound Energy under, the terms of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject and, in each case, that is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or Puget Sound Energy or (iii) result in the violation of any Washington State or Federal law, statute, rule or regulation or any judgment or order of any court or governmental or regulatory authority having jurisdiction over the Company that, in each case, in the experience of such counsel, is normally applicable to transactions of the type contemplated by the Agreement and that, in the case of orders and judgments, are known to such counsel, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have a Company Material Adverse Effect.  We do not express any opinion, however, on whether the execution, delivery or performance by the Company of the Agreement will constitute a violation of, or constitute a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

(vi)           No consent, approval, authorization, filings, order, registration or qualification of or with any Washington State or Federal court or governmental or regulatory authority is required for the execution, delivery and performance by the Company of the Agreement and the consummation of the transactions contemplated thereby, except for such consents, approvals, authorizations, orders and registrations or qualifications as have been obtained.

The foregoing opinion may be subject to customary assumptions, qualifications and exclusions and shall be rendered by outside counsel for the Company reasonably acceptable to the Purchasers.

EXHIBIT D

FORM OF COMPANY COMPLIANCE CERTIFICATE

I, ______________, [Chief Executive Officer][President] of Puget Energy, Inc., a Washington corporation (the “Company”), pursuant to Section 6.8 of the Stock Purchase Agreement, dated October 25, 2007 (the “Stock Purchase Agreement”), among the Company and the purchasers named therein, hereby certify that:

1.           The representations and warranties made by the Company in Article III of the Stock Purchase Agreement and Exhibit B thereof were true and correct as of the date of the Stock Purchase Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Company Material Adverse Effect.

2.           All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the date hereof have been performed or complied with in all material respects.

3.           All notices, reports and other filings required to be made prior to the date hereof by the Company or any of the Company Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the date hereof by the Company or any of the Company Subsidiaries from, any Governmental Authority in connection with the execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby by the Company have been made or obtained and are effective on and as of the date hereof.

4.           No Company Material Adverse Effect shall have occurred that is continuing.

5.           The number of shares of Company Common Stock outstanding as of the day immediately preceding the Closing Date is [ ].

Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have hereunto signed my name on behalf of the Company.

Dated: _________________________

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT E

FORM OF PURCHASER COMPLIANCE CERTIFICATE

I, ______________, [INSERT TITLE] of [INSERT NAME OF PURCHASER], a [INSERT JURISDICTION] [corporation] (the “Purchaser”), pursuant to Section 7.5 of the Stock Purchase Agreement, dated October 25, 2007 (the “Stock Purchase Agreement”), among Puget Energy, Inc. (the “Company”) and the purchasers named therein, hereby certify that:

1.           The representations and warranties made by the Purchasers in Article IV of the Stock Purchase Agreement were true and correct as of the date of the Stock Purchase Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) except for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a any material adverse effect on the ability of the Purchaser to consummate the transaction contemplated by this Agreement.

2.           All covenants, agreements and conditions contained in the Stock Purchase Agreement to be performed or complied with by the Purchaser on or prior to the date hereof have been performed or complied with in all material respects.

3.           All notices, reports and other filings required to be made prior to the date hereof by the Purchaser or any of its subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the date hereof by the Purchaser or any of its subsidiaries from, any Governmental Authority in connection with the execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby by the Purchaser have been made or obtained and are effective on and as of the date hereof.

Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

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IN WITNESS WHEREOF, I have hereunto signed my name on behalf of the Purchaser.

Dated:______________________________
By: ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT F

LIABILITY OF TRUSTEES AND RESPONSIBLE ENTITIES

If (i) a Person (a “Trustee”) enters into the Stock Purchase Agreement as trustee or responsible entity of a trust (“its Trust”) and (ii) the Trustee notifies the Company or another party that it is acting as trustee or responsible entity of its Trust, the following provisions shall apply in respect of the Trustee and its Trust:

1.           the Trustee enters into this Agreement and holds Shares only in its capacity as responsible entity or trustee (as applicable) of its Trust and in no other capacity.  A liability arising under or in connection with this Agreement is limited to, and can be enforced against the Trustee only to, the extent to which it can be satisfied out of the assets of its Trust out of which the Trustee is actually indemnified for such liability.  This limitation of the Trustee’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of the relevant party in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement;

2.           no party may sue the Trustee in any capacity other than as responsible entity or Trustee (as applicable) of its Trust, including to seek the appointment of a receiver (except in relation to property of its Trust), a liquidator, an administrator, or any similar person to the Trustee or prove in any bankruptcy, insolvency, liquidation, administration or arrangement of or affecting the Trustee (except in relation to property of its Trust);

3.           the provisions of this Exhibit E do not apply to any obligation or liability of the Trustee to the extent that it is not satisfied because under the agreement governing its Trust or by operation of law there is a reduction in the extent of the Trustee’s indemnification out of the assets of its Trust, as a result of the Trustee’s fraud, negligence or breach of trust;

4.           no attorney, agent, receiver or receiver and manager appointed in accordance with this Agreement has authority to act on behalf of the Trustee in a way which exposes the Trustee to any personal liability, and no act or omission of any such person will be considered fraud, negligence or breach of trust of the relevant party for the purpose of Section 3 of this Exhibit F;

5.           the Trustee warrants to each party to this Agreement that it has the rights of indemnification referred to in Section 1 of this Exhibit F (the “Trustee Indemnity”); and

6.           the Trustee warrants to each party to the Stock Purchase Agreement that it has not done and has omitted to do, and undertakes that it will not, during the term of this Agreement, do or omit to do, anything which has or would limit, affect, amend or in any manner whatsoever restrict the Trustee Indemnity.

For the avoidance of doubt, this Exhibit F applies to each representation and warranty given by the Purchaser in Article IV of the Stock Purchase Agreement, including those given in respect of a Purchaser’s Trust in Section 4.8.